Filed Pursuant to Rule 424(b)(5)
Registration No. 333-261227

PROSPECTUS SUPPLEMENT
(to Prospectus dated May 6, 2022 and
Prospectus Supplement dated June 20, 2024)

SenesTech, Inc.

Up to $743,489 of Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplement, dated June 20, 2024 (the “ATM Prospectus Supplement”), to the prospectus, dated May 6, 2022, relating to the offer and sale of shares of our common stock, par value $0.001 per share (“Common Stock”), having an aggregate offering price of up to $1,575,944 pursuant to the terms of an At The Market Offering Agreement (“Sales Agreement”), dated June 20, 2024, with H.C. Wainwright & Co., LLC, as sales agent or principal (“Wainwright” or the “sales agent”). Through the date hereof, we have sold an aggregate of $1,269,031 of shares of our Common Stock through the sales agent under the Sales Agreement. This prospectus supplement should be read in conjunction with the ATM Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus Supplement. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus Supplement, and any future amendments or supplements thereto.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SNES.” On April 21, 2025, the last reported sale price for our Common Stock on Nasdaq was $2.01 per share.

As of the date of this prospectus supplement, the aggregate market value of our outstanding Common Stock held by non-affiliates was approximately $6,037,560.20 based on 1,775,930 shares of Common Stock outstanding as of the date of this prospectus, of which 177 shares are held by affiliates, and a price of $3.40 per share, which was the last reported sale price of our Common Stock on Nasdaq on February 26, 2025. During the 12 calendar months prior to and including the date of this prospectus supplement, we have sold $1,269,031 of securities pursuant to General Instruction I.B.6 of Form S-3.

We are filing this prospectus supplement to amend and supplement, as of April 22, 2025, the ATM Prospectus Supplement to update the aggregate offering price of shares of our Common Stock that may be offered and sold under the Sales Agreement.  After giving effect to the $2,012,520 offering limit imposed by General Instruction I.B.6 of Form S-3 and deducting amounts offered and sold pursuant to General Instruction I.B.6 of Form S-3 in the past 12 months, we may offer and sell additional shares of our Common Stock having an aggregate offering price of up to $743,489 from time to time through the sales agent in accordance with the terms of the Sales Agreement, which amount is in addition to the aggregate of $1,269,031 of shares of our Common Stock previously sold in accordance with the Sales Agreement under the ATM Prospectus Supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to this prospectus supplement with a value of more than one-third of the aggregate market value of our Common Stock held by non-affiliates in any twelve-month period, so long as the aggregate market value of our Common Stock held by non-affiliates is less than $75,000,000. In the event that subsequent to the date of this prospectus supplement, the aggregate market value of our outstanding Common Stock held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales shall not apply to additional sales made pursuant to this prospectus supplement.

On July 24, 2024, we effected a 1-for-10 reverse stock split of our outstanding shares of Common Stock. Except as otherwise indicated, all share and per share information in this prospectus supplement gives effect to such reverse stock split. However, share and per share amounts in the ATM Prospectus Supplement and certain of the documents incorporated by reference herein dated prior to July 24, 2024 have not been adjusted to give effect to the reverse stock split.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page S-5 of the ATM Prospectus Supplement and other documents and information contained or incorporated by reference in this prospectus supplement and the ATM Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

H.C. Wainwright & Co.

The date of this prospectus supplement is April 22, 2025.